UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 17, 2014

ORBCOMM Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33118	41-2118289
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

395 W. Passaic Street

Rochelle Park, New Jersey 07662

(Address of Principal Executive Offices) (Zip Code)

(703) 433-6300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 8.01	Other Events

On January 17, 2014, ORBCOMM Inc. (“ORBCOMM” or the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Raymond James & Associates, Inc., as representative of the several underwriters listed on Schedule I to the Underwriting Agreement (the “Underwriters”), in connection with the Company’s issuance and sale of 6,325,000 shares (including 825,000 shares being issued and sold pursuant to the Underwriters’ exercise of an over-allotment option) of common stock, par value $0.001 per share, of the Company in an underwritten registered public offering pursuant to the registration statement on Form S-3 (Registration Statement No. 333-180755) filed by the Company with the Securities and Exchange Commission and the prospectus dated May 1, 2012, as supplemented by the final prospectus supplement dated January 17, 2014.

The Underwriting Agreement contains representations, warranties and agreements of the Company, conditions to closing, indemnification and contribution rights and obligations of the parties, termination provisions and other terms and conditions, in each case, that are customary in agreements of this type. The issuance and sale of the shares closed on January 23, 2014. The net proceeds to the Company from the offering, after deducting Underwriters’ discounts and commissions and other estimated offering expenses payable by the Company, were approximately $36.7 million.

The above description of certain terms and conditions of the Underwriting Agreement is qualified by reference to the full text of the Underwriting Agreement, a copy of which is filed herewith as Exhibit 1.1, and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

1.1	Underwriting Agreement, dated January 17, 2014, by and among the Company and Raymond James & Associates, Inc., as representative of the several Underwriters listed on Schedule I to the Underwriting Agreement.

5	Opinion of Chadbourne & Parke LLP.

23	Consent of Chadbourne & Parke LLP (included in Exhibit 5 hereto).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

ORBCOMM INC.

Date: January 23, 2014	By:	/s/ Christian Le Brun
Name: Christian Le Brun
Title: Executive Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

1.1	Underwriting Agreement, dated January 17, 2014, by and among the Company and Raymond James & Associates, Inc., as representative of the several Underwriters listed on Schedule I to the Underwriting Agreement.

5	Opinion of Chadbourne & Parke LLP.

23	Consent of Chadbourne & Parke LLP (included in Exhibit 5 hereto).